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                                                                      EXHIBIT 21


                                SUBSIDIARY LIST
                                      FOR
                          OMNI ENERGY SERVICES CORP.

     Upon completion of the Share Exchange (as defined in the Prospectus which forms a part of this Registration Statement), the following will become subsidiaries of OMNI Energy Services Corp.


                                                        State of Incorporation
Subsidiary                                                  or Organization
----------                                              ----------------------

OMNI Geophysical, LLC                                         Louisiana
American Aviation, LLC                                        Missouri
OMNI Marine & Supply, Inc.                                    Louisiana
Leonard J. Chauvin, Jr., Inc.                                 Louisiana